Exhibit 10.44

January 8, 2007

Edward J. Kelly, III

Mercantile Bankshares Corporation

Two Hopkins Plaza

Baltimore, Maryland 21201

Dear Ned:

We are pleased to extend to you our offer of employment to join The PNC Financial Services Group, Inc. (“PNC”) as Vice Chairman. Your employment will commence as of the closing of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 8, 2006 (the “Merger Agreement”), by and between PNC and Mercantile Bankshares Corporation, a Maryland corporation (“Mercantile Bankshares”). Your employment pursuant to this offer letter is conditioned on the closing of the Merger and your continued employment with Mercantile Bankshares or its affiliates through the Effective Time (as defined in the Merger Agreement). The date on which the Effective Time occurs is defined as the Closing Date.

1. Base Compensation: While employed by PNC, you shall receive an annual base salary at a rate of $600,000. The annual base salary shall be payable in accordance with PNC’s regular payroll practice for similarly situated executives, as in effect from time to time.

2. Annual Bonus: With respect to each calendar year ending during your employment with PNC, you shall be eligible to earn an annual bonus on terms and conditions as PNC shall determine from time to time, with a guaranteed annual bonus for 2007 equal to $1,400,000. Such guaranteed annual bonus shall be paid by March 15, 2008 if you are employed on December 31, 2007 or if, prior to December 31, 2007, your employment is terminated without Cause (as defined below), by reason of your death or Disability (as defined below), you terminate your employment with Good Reason (as defined below), or, with the consent of PNC, due to your retirement. Subsequent annual bonuses shall be paid by March 15 of the year following the year in which a bonus is earned, consistent with the payment schedule applicable to similarly situated executives.

3. Closing Date Payment. Within five business days following the Closing Date but in no case later than the date on which you will be required to pay excise taxes, or such excise taxes are required to be withheld, to the Internal Revenue Service, Mercantile Bank or PNC shall pay you a lump sum payment in cash (the “Gross-up Payment”) such that after payment of all taxes, including without limitation, income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed by Section 4999 on the Gross-up Payment, you will retain an amount equal to the excise taxes to which you may become subject, as determined in accordance with the terms of and procedures specified in Section 5 of the Prior Agreement (as defined below), under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to (i) any payments from Mercantile, including the value of accelerated vesting of equity and otherwise and (ii) payments under this Agreement (including the grant of restricted stock units under Section 4 hereof).

Edward J. Kelly, III

January 8, 2007

4. Restricted Shares: As of the Closing Date, you will be granted 16,000 restricted shares of PNC common stock (the “Restricted Shares”). The Restricted Shares shall vest and no longer be subject to restriction on the second anniversary of the Closing Date, subject to your continued employment through such date. Notwithstanding the foregoing, the Restricted Shares shall vest in full and no longer be subject to forfeiture if, on or prior to the second anniversary of the Closing Date, your employment with PNC is terminated by PNC without Cause (as defined in the Amended and Restated Executive Severance Agreement by and among Mercantile Bankshares, Mercantile-Safe Deposit & Trust Company and you effective as of March 29, 2006 (the “Prior Agreement”)), by reason of your death or Disability (as defined in the Prior Agreement), by you for Good Reason (as defined below) or, with the consent of PNC, due to your retirement. Except as otherwise provided in this paragraph, the terms of the Restricted Shares shall be consistent with the terms of the PNC 2006 Incentive Award Plan and award agreements thereunder a form of which award agreement (“Award Agreement”) is attached as Exhibit A which will be modified to give effect to this Section 4 of this Agreement, including the vesting and acceleration upon termination of employment provisions and the next following sentence. Notwithstanding the foregoing, (i) Section 14.2(a) of the Award Agreement shall be modified to delete the words “call on, do business with” in the third sentence, (ii) nothing in the Award Agreement shall preclude you from hiring your current administrative assistant, and (iii) nothing in the Award Agreement shall preclude you from providing services to any company in the financial industry or otherwise, so long as you do not directly or indirectly solicit or actively interfere with, or attempt to divert or entice away, any Person identified in Section 14.2(a).

For purposes of this Agreement, “Good Reason” shall mean any of the following actions which is effected by PNC or its affiliates without your consent:

(i) Any reduction in your position as Vice Chairman or any change in the reporting relationships such that you report to an officer other than to the Chief Executive Officer;

(ii) Any reduction in your annual base salary from that set forth herein or failure to pay the guaranteed bonus for 2007 or a failure to provide you with aggregate employee benefits provided to similarly situated executives of PNC and its affiliates or as set forth herein;

(iii) PNC’s requiring you to be based at any office or location other than in Washington, D.C.; or

(iv) Any material breach by PNC of the provisions of this letter agreement;

provided, that before resigning for Good Reason: (A) you shall provide PNC with written notice that identifies the event or circumstance described in any of clauses (i) through (iv) that you believe exists within 60 days of the occurrence of the event or circumstance, and (B) except for clause (iii) or any other clauses for which remedial action is not possible, PNC or its affiliates shall have failed to remedy such event or circumstance within 30 days after the PNC receives the written notice from you described in clause (A). Your failure to set forth in a notice of termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

Edward J. Kelly, III

January 8, 2007

5. Restricted Stock Units: As of the Closing Date, you will be granted a number of restricted stock units based on shares of PNC common stock equal to $5,000,000 divided by the average of the reported high and low trading prices on the New York Stock Exchange for a share of PNC common stock on the Closing Date (the “RSUs”). The RSUs shall vest and be settled in shares of PNC stock on the earlier of (1) the second anniversary of the Closing Date, subject to your continued employment through such date and (2) your termination of employment, whether by you or PNC, for any reason other than a termination by PNC for Cause, provided that, to the extent required in order to comply with Section 409A of the Code, such RSUs shall be settled on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code. Except as otherwise provided in this paragraph, the terms of the RSUs shall be consistent with the terms of the PNC 2006 Incentive Award Plan and award agreements thereunder a form of which is attached as Exhibit A which will be modified to provide for the grant of a restricted stock unit rather than a restricted share award and to otherwise give effect to this Section 5 of this Agreement, including the vesting and acceleration upon termination of employment provisions and the provisions set forth in the last sentence of the first paragraph of Section 4.

6. Charitable Match: During fiscal year 2007, PNC shall match dollar-for-dollar charitable donations by you to charities of your choice up to the aggregate amount of $150,000.

7. Benefits: While employed by PNC, you shall be eligible to participate in such benefit plans as are from time to time made generally available to similarly situated executives of PNC and its affiliates, in accordance with the terms thereof other than any severance plans. Without limiting the generality of the foregoing, PNC shall reimburse you for all expenses reasonably incurred by you in connection with the relocation of your office and home to Washington D.C., and, consistent with PNC’s senior executive relocation program without regard to eligibility criteria, will purchase your Baltimore, Maryland residence at its appraised value and will pay for your moving expenses. While employed by PNC, PNC shall permit you to use the PNC-owned or PNC-leased aircraft for roundtrip travel from Washington D.C. to Pittsburgh, Pennsylvania for business purposes and shall reimburse you for reasonable and necessary business expenses incurred by you in the discharge of your duties. In addition, while employed by PNC, you will be entitled to secretarial services on the same basis as other similarly situated executives of PNC and its affiliates generally are provided with such services and you shall be entitled to select your secretary.

8. Status as “At Will” Employee: At all times, you will be treated as an “at will” employee, which means that either you or PNC and its affiliates may terminate your employment at any time for any reason or no reason at all. Notwithstanding anything in this agreement to the contrary, if your employment is terminated without “good cause” (as defined in your Executive Employment Agreement) prior to February 2, 2008, you will be entitled to continue health care coverage through February 2, 2008 on terms substantially similar to those you enjoyed prior to your termination of employment.

9. Withholding: PNC may withhold from any amounts payable under this agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Edward J. Kelly, III

January 8, 2007

10. Governing Law: The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the Court of Common Pleas of Allegheny County, Pennsylvania or the Federal District Court of the Western District of Pennsylvania. By execution of the Agreement, you, Mercantile Bankshares and PNC Bank hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

11. Termination of the Prior Agreement: Subject to the last sentence of this Section 11, this Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreement and Executive Employment Agreement (the “Executive Employment Agreement”) between you and Mercantile Bankshares dated as of February 2, 2001, as amended as of February 21, 2002 and as of March 29, 2006), and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Subject to the last sentence of this Section 11, you hereby agree that, in consideration for entering into this Agreement, effective as of the Effective Time, the Prior Agreement and Executive Employment Agreement shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreements. Further, in consideration of the benefits conferred upon you pursuant to this Agreement, you hereby agree not to terminate your employment with Mercantile Bankshares or any of its subsidiaries prior to the Effective Time. Notwithstanding the foregoing, Section 5 of the Prior Agreement shall survive in its entirety with respect to (a) payments and benefits under nonqualified deferred compensation plans, within the meaning of Section 409A of the Code, of Mercantile Bankshares or Mercantile Bank in which you participated immediately before the Effective Time, (b) any payments made to you pursuant to this Agreement or in connection with the Merger (or deemed to be made for purposes of Section 280G of the Code in connection with the Merger) and (c) the application of Section 280G, in connection with the Merger or any other transaction involving PNC, to any payments made to you under this Agreement and any other payments which are deemed for purposes of Section 280G to be in connection with the Merger or other transaction, as applicable, so long as such payments are taken into account for purposes of determining whether you have “excess parachute payments” within the meaning of Section 280G of the Code, and Section 4(a) of the Prior Agreement shall survive in its entirety.

12. Miscellaneous: This Agreement is personal to you and without the prior written consent of PNC shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon PNC and its successors and assigns. PNC shall require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of PNC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PNC would be required to perform it if no such succession had taken place.

Ned, we are delighted that you are joining PNC. If you agree with the terms outlined in this letter, please sign this offer letter and return it to me. An additional copy of this letter is enclosed for your files.

Very truly yours,

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
James E. Rohr
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Edward J. Kelly, III
Edward J. Kelly, III

Date: 1/9/07

PROVISIONS OF PRIOR AGREEMENT

REFERENCED IN SECTION 11

OF EMPLOYMENT LETTER AGREEMENT

Section 5 of Prior Agreement:

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(a) (a “Payment”) would be subject to any tax imposed by Section 4999 or Section 409A of the Code or any interest or penalties are incurred by the Executive with respect to such tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), payment (a “Gross-Up Payment”) shall be made to the Executive in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, the Company shall not be obligated to make a gross-Up Payment based on a tax imposed by Section 409A of the Code if such tax is imposed solely as a result of any action, omission nor misrepresentation on the part of the Executive. For purposes of the foregoing sentence, the design, documentation and administration of any compensation arrangement approved by the Compensation Committee after full and accurate disclosure shall not be deemed to constitute the action of the Executive.

(b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP, or such other firm as shall be serving as independent public accountants for Mercshares immediately prior to the Effective Date (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 and/or Section 409A of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required be to paid.

Section 4(a) of Prior Agreement:

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any litigation (regardless of the outcome thereof) initiated by the Company or others challenging or contesting the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

DEFINITION FROM EXECUTIVE EMPLOYMENT AGREEMENT

REFERENCED IN SECTION 8 OF

EMPLOYMENT LETTER AGREEMENT

For purposes of this Agreement, good cause shall be limited to proven or admitted fraud or material illegal acts by Executive or a breach of any of Executive’s covenants of undivided loyalty to and the performance of duties for Employer, as set out in Section 7 of this Agreement.